DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz	FILED # C-1523-96 JAN 13 2004 IN THE OFFICE OF /s/ Dean Heller DEAN HELLER SECRETARY OF STATE

Certificate of Correction (PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Asia Broadband, Inc.

2. Description of the original document for which correction is being made:

Certificate of Amendment to Articles of Amendment

3. Filing date of the original document for which correction is being made: 03 / 19 / 1999

4. Description of the inaccuracy or defect

The Certificate of Amendment should have increased the company's authorized capital from 25,000 shares with a par value of $1.00 to 100,000,000 shares with a par value of $.001 and then forward splitting the issued and outstanding shares on a 400 for 1 basis.

5. Correction of the inaccuracy or defect

The Certificate of Amendment of Articles of Incorporation be corrected to read as follows: Increase the authorized stock of the company from 25,000 shares of common stock with a par value of $1.00 to 100,000,000 shares of common stock with a par value of $.001 per share.

Forward split the issued and outstanding common stock on a one (1) for four hundred (400) basis.

6. Signature:

/s/ Charles Demicher
Authorized Signature
Title*: Secretary
Date: Jan. 12/04

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

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